		Exhibit 5.1

345 Park Avenue	Main	212.407.4000
New York, NY 10154-1895	Fax	212.407.4990

June 23, 2023

NV5 Global, Inc. 200 South Park Road, Suite 350 Hollywood, Florida 33021
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the offering of an aggregate of 2,295,604 shares of your common stock, $0.01 par value per share (the “Common Stock”) under the NV5 Global, Inc. 2023 Equity Incentive Plan (the “Plan”) and the reoffer of 30,100 shares of Common Stock to be offered by the Selling Shareholders named therein.
We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.
Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that (i) the 30,100 shares of Common Stock to be offered by the Selling Shareholders named therein are validly issued, fully paid and non-assessable, and (ii) the 2,295,604 shares of Common Stock which may be issued from and after the date hereof under the Plan, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.
We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.
Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP